Investors May Contact:
                                                                 Stacey Yonkus
                                                  Director, Investor Relations
                                                                (203) 356-4424
                                                       investor@asburyauto.com

                                                        Reporters May Contact:
                                                                   David Shein
                                                             RFBinder Partners
                                                                (212) 994-7514
                                                      david.shein@rfbinder.com


                 Asbury Automotive Group Comments on Preliminary
                         Third Quarter Operating Results


STAMFORD, Conn., October 15, 2003 -- Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today disclosed selected preliminary financial information for the quarter ended September 30, 2003 in conjunction with its live "investor day" video web cast from the Company's new BMW Center in Richmond, Virginia.

In his remarks during the web cast, Asbury President and CEO Kenneth B. Gilman discussed third quarter earnings expectations and highlighted the Company's same-store performance for the quarter in its four lines of business: new vehicle sales; used vehicle sales; parts, service and collision repair; and finance and insurance products. His comments primarily addressed Asbury's performance at the "platform" level; final consolidated financial results, including net income and earnings per share, will not be announced until the Company issues its third quarter press release on October 30, 2003. A replay of the video web cast will be available on the Company's website (www.asburyauto.com) for viewing beginning 12:00 noon on Thursday, October 16, for a period of two weeks.

In terms of earnings expectations, the Company stated that it was comfortable with the current quarter analysts' consensus estimate of $0.50 per share, after taking into account the impact of discontinued operations and charges incurred in conjunction with management changes in Oregon, Texas and at the corporate level.

Additional preliminary highlights for the quarter, as compared to the third quarter of 2002, were as follows:

o At the platform level, both sales and gross profit on a GAAP basis are expected to be up approximately 7 to 8%, and 3% on a same-store basis, in-line with the Company's growth model which calls for an even split between organic and acquisition related growth.
o The Company experienced solid new retail unit sales trends during the first two months of the quarter; however, total new retail unit sales for the quarter were down on a same-store basis approximately 4% due to difficult September weather on the east coast and continuing difficulties in Oregon. The Company noted that exclusive of Oregon's results, same-store new retail unit sales would have been flat.
o On a dollar basis, new vehicle same-store retail sales were up approximately 4% due to the strength of the Company's brand mix and the resulting increase in average unit selling prices. As expected, new vehicle retail gross profit margin continued to be under pressure, down approximately 70 basis points, but only $27 per vehicle due to brand mix.
o Used vehicle retail unit sales were flat on a same-store basis, while the average selling price was down slightly, and gross profit margin was down approximately 50 basis points, or $100 per vehicle.
o Fixed operations (parts, service and collision repair) on a same-store basis experienced approximately a 6% increase in revenue and an 8% increase in gross profit.
o Net finance and insurance (F&I) income increased approximately 8% on a same-store basis and 11% on a PVR (per vehicle retailed) basis.

"In terms of our core businesses, the trends we saw during the third quarter were for the most part consistent with what we experienced in the previous quarter," said Mr. Gilman. "We continually work under the assumption that the retail side of our business can be challenging at times. That's why we emphasize the balance and hence profit consistency provided by the services side of our business. With that said, I think this quarter's results really serve to demonstrate the strength and balance of our diversified retail and services business model, a balance intended to deliver consistent results. We look forward to providing more details when we report our consolidated financial results on October 30."

The Company also reported that year-to-date it has completed four acquisitions that represent approximately $330 million in annualized revenues, including a BMW and Volvo store in Atlanta, which is expected to generate in excess of $100 million in annualized revenue.


About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 95 retail auto stores, encompassing 138 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #